UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2014

Managed Futures Premier Graham L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25603	13-4018068
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ceres Managed Futures LLC

522 Fifth Avenue, 14th Floor

New York, NY 10036

(Address of Principal Executive Offices)

(855) 672-4468

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to the Management Agreement

Effective April 1, 2014, Managed Futures Premier Graham L.P. (the “Registrant”) entered into an amendment (the “Amendment to the Management Agreement”) to the management agreement, dated as of November 6, 1998 (together with the Amendment to the Management Agreement, the “Management Agreement”), among the Registrant, Ceres Managed Futures LLC, the general partner of the Registrant (the “General Partner”), and Graham Capital Management, L.P., a Delaware limited partnership (“Graham”), pursuant to which Graham manages the portion of the Registrant’s assets allocated to it.

Pursuant to the Amendment to the Management Agreement, the monthly management fee payable to Graham is decreased to 1/12 of 1.75% (a 1.75% annual rate). In all other respects, the Management Agreement remains unchanged and of full force and effect.

Selling Agreement

Effective April 1, 2014, the Registrant entered into an alternative investment placement agent agreement (the “Selling Agreement”), by and among the Registrant, the General Partner, and Morgan Stanley Smith Barney LLC, doing business as Morgan Stanley Wealth Management (“MSWM”).

Pursuant to the Selling Agreement, MSWM has been appointed as a non-exclusive agent of the Registrant for the purpose of finding eligible investors for units of limited partnership interests (“Units”) in the Registrant through offerings that are exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder (“Rule 506”).

A party to the Selling Agreement may terminate the Selling Agreement by written notice to the other parties on thirty days’ prior written notice, or immediately under certain circumstances as provided in the Selling Agreement.

Pursuant to the Selling Agreement, the Registrant will pay MSWM an ongoing placement agent fee equal to 2.0% annually of the net asset value per unit paid on a monthly basis.

Item 1.02	Termination of a Material Definitive Agreement.

Prior Selling Agreement

Effective April 1, 2014, the General Partner and the Registrant terminated the amended and restated selling agent agreement, including any annexes, amendments or joinders thereto (the “Prior Selling Agreement”), dated July 29, 2002. The General Partner terminated the Prior Selling Agreement in order to enter into the Selling Agreement described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAGED FUTURES PREMIER GRAHAM L.P.

By:	Ceres Managed Futures LLC
General Partner

By:	/s/ Alper Daglioglu
Alper Daglioglu
President and Director

Date: April 7, 2014